June 30, 1995



Mrs. Miriam Peterson
146 Glynn Way
Houston, Texas  77056

Dear Mrs. Peterson:

          This letter will supplement our agreement dated
January ____, 1995 effective as of December ____, 1994 (the
"Agreement"). For convenience we shall refer to you as "Peterson" and to ourself as "PRC."

          1. Pursuant to the terms and conditions of the Agreement, PRC shall issue to Peterson a certificate for 913,152 common shares of PRC stock (the "Stock"). Peterson acknowledges that the certificate representing the Stock shall be endorsed with the following legend (the "Legend"):

          A. The securities represented by this certificate have been issued pursuant to the terms and conditions of an Agreement dated January ____, 1995 effective as of December ____, 1994 between the Company and Miriam Peterson.

          B. The securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from securities registration under the Act or pursuant to an exemption from securities registration under the Act, the availability of which is to be established to the satisfaction of the Company.

          2.   In the event that the gross revenues of Mama
Rizzo's, Inc. for the calendar year 1995 are less than $15,000,000, Peterson shall exchange the certificate for the Stock for a certificate representing 605,460 PRC shares, also bearing the Legend.

          3. Until June 30, 1997, Peterson shall vote the Stock in accordance with the recommendations to shareholders by management of PRC on all matters submitted for a shareholder vote if Peterson in her good faith discretion reasonably determines that any such management recommendation is in the best interests of PRC.

          4. PRC represents and warrants to Peterson that the Stock has been fully paid, non-assessable and is free and clear of all liens and encumbrances except as expressly set forth in this letter agreement.

          5. Peterson acknowledges that PRC has provided to her its Form 10-K for the year ended December 31, 1994 filed with the Securities and Exchange Commission and its Form 10-Q for the three months ended March 31, 1995 filed with the Commission. Peterson acknowledges that the issuance of the Stock has not been registered under the Securities of 1933, as amended, and that the Stock shall constitute restricted stock under such Act, and Peterson represents and warrants that she is acquiring such stock for investment and not for distribution within the meaning of such Act. Notwithstanding the foregoing, PRC acknowledges that under the Agreement it is obligated at the request of Peterson to register the Stock for resale under such Act on Form S-3.

          6. The terms and conditions of this Agreement shall bind and inure to the benefit of PRC and Peterson and their respective successors, assigns, heirs and personal representatives.

          7. This Agreement may be executed in counterparts by facsimile each of which shall be deemed to constitute an original.

          If this letter correctly sets forth our agreement, please sign and return the attached copy hereof.

                              Very truly yours,

                              PACKAGING RESEARCH CORPORATION


                              By:  /s/ Robert A. Fillingham

                                    President

Agreed to this 29 day of June, 1995.



/s/ Miriam Peterson
Miriam Peterson